Pillsbury Winthrop Shaw Pittman LLP
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December 21, 2010

China Gerui Advanced Materials Group Limited
No. 69 Huaibei Street
Longhai Middle Road
Zhengzhou, China 451191

Re:     Registration Statement on Form F-3

Ladies and Gentlemen:

We are acting as counsel for China Gerui Advanced Materials Group Limited, a company incorporated under the laws of the British Virgin Islands (the “Company”), in connection with the Registration Statement on Form F-3 (Registration No. 333-170230) (the “Registration Statement”) relating to the registration under the Securities Act of 1933 (the “Act”) of the following securities of the Company having an aggregate initial public offering price of up to U.S. $100,000,000 or the equivalent thereof in one or more foreign currencies, foreign currency units or composite currencies: (a) Ordinary Shares, no par value (the “Ordinary Shares”), (b) Preferred Shares, in one or more series (the “Preferred Shares”), (c) debt securities, in one or more series (the “Debt Securities”), (d) warrants to purchase Ordinary Shares, Preferred Shares, Debt Securities, or any combination thereof (the “Warrants”) and (e) units consisting of Ordinary Shares, Preferred Shares, Debt Securities, Warrants, or any combination thereof (the “Units”). The Ordinary Shares, the Preferred Shares, the Debt Securities, the Warrants and the Units are collectively referred to herein as the “Securities.” The Debt Securities will be issued pursuant to an Indenture in substantially the form of Exhibit 4.3 to the Registration Statement (the “Indenture”) to be entered into between the Company and a trustee to be identified in the Indenture (the “Trustee”).

We have reviewed and are familiar with such corporate proceedings and other matters as we have deemed necessary for this opinion. In rendering this opinion, we have assumed the Indenture will be duly authorized, executed and delivered by the Trustee, where applicable, the Securities will be properly authenticated by the manual signature of an authorized representative of the Trustee, warrant agent, unit agent or transfer agent, and the signatures on all documents examined by us are genuine, which assumptions we have not independently verified.

Based upon the foregoing, we are of the opinion that:

1.             With respect to any of the Debt Securities, when (a) the Indenture has been duly qualified under the Trust Indenture Act of 1939, (b) the Board of Directors of the Company or a duly authorized committee thereof (the “Board”) has taken all necessary corporate action to approve the issuance and establish the terms of such Debt Securities, the terms of the offering of such Debt Securities and related matters, (c) such Debt Securities have been duly executed and authenticated in accordance with the terms of the Indenture and (d) such Debt Securities have been issued and sold in the manner contemplated by the Registration Statement and in accordance with the Indenture, such Debt Securities (including any Debt Securities duly issued upon conversion, exchange or exercise of any other Security in accordance with the terms of such Security or the instrument governing such Security providing for such conversion, exchange or exercise as approved by the Board) will be valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws affecting or relating to the rights of creditors generally, by general principles of equity (regardless of whether considered in a proceeding in equity or at law) and by requirements of reasonableness, good faith and fair dealing.

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December 14, 2010

2.             With respect to any of the Warrants, when (a) one or more agreements incorporating the terms and other provisions thereof has been duly executed and delivered by the Company and a warrant agent (a “Warrant Agreement”), (b) the Board has taken all necessary corporate action to approve the issuance and establish the terms of such Warrants, the terms of the offering of such Warrants and related matters, (c) the Warrant certificates have been duly executed and authenticated or countersigned in accordance with the terms of such Warrant Agreement and (d) such Warrants have been issued and sold in the manner contemplated by the Registration Statement and in accordance with such Warrant Agreement, the Warrants will be valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws affecting or relating to the rights of creditors generally, by general principles of equity (regardless of whether considered in a proceeding in equity or at law) and by requirements of reasonableness, good faith and fair dealing.

3.             With respect to any of the Units, when (a) the Board has taken all necessary corporate action to approve the issuance and establish the terms of securities underlying such Units in connection therewith, the terms of such Units, the terms of the offering of such Units and related matters, (b) if applicable, one or more agreements incorporating the terms and provisions of such Units has been duly executed and delivered by the Company and a unit agent (a “Unit Agreement”), (c) such Units have been duly executed and authenticated or countersigned in accordance with the terms of such Unit Agreement and (d) the Units have been issued and sold in the manner contemplated by the Registration Statement and in accordance with such Unit Agreement, such Units will be valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws affecting or relating to the rights of creditors generally, by general principles of equity (regardless of whether considered in a proceeding in equity or at law) and by requirements of reasonableness, good faith and fair dealing.

In connection with the opinions expressed above, we have assumed that, at or prior to the time of the delivery of any such Security, the Registration Statement, and any amendments thereto (including post-effective amendments), will have been declared effective under the Act, a Prospectus Supplement to the Prospectus forming a part of the Registration Statement will have been prepared and filed with the Securities and Exchange Commission describing the Securities offered thereby, the authorization of such Security will not have been modified or rescinded by the Board, and there will not have occurred any change in law affecting the validity or enforceability of such Security. We have also assumed that none of the terms of any Security to be established subsequent to the date hereof nor the issuance and delivery of such Security, nor the compliance by the Company with the terms of such Security, will violate any applicable law or will result in a violation of any provision of any instrument or agreement then binding upon the Company or any restriction imposed by any court or governmental body having jurisdiction over the Company.

The opinions expressed above are limited to matters governed by the law of the State of New York..

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the caption "Legal Matters" in the Registration Statement and in the Prospectus forming a part thereof and any supplement thereto. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Pillsbury Winthrop Shaw Pittman LLP